EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
First Senior Vice President
Director of Marketing,
Shareholder & Public Relations
(973) 305-4005

VALLEY NATIONAL BANCORP RECEIVES APPROVAL FROM U.S. TREASURY

TO REPURCHASE $125 MILLION OF ITS PREFERRED STOCK

Wayne, NJ – Wednesday, September 16, 2009— Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, announced today that it has received approval from the U.S. Department of the Treasury for its request to redeem 125,000 out of the 225,000 shares of Valley’s Series A Preferred Stock outstanding and held by the Treasury under the Capital Purchase Program. Valley expects to pay approximately $125.7 million to the Treasury to repurchase the preferred stock (including accrued and unpaid dividends) on September 23, 2009. Valley’s redemption of the shares is not subject to additional conditions or stipulations from the Treasury.

Including Valley’s repurchase of 75,000 shares on June 3, 2009, it will have repaid $200 million of $300 million in senior preferred shares issued to the Treasury under the Capital Purchase Program during November 2008. Management believes that Valley is well positioned to withstand current and future economic challenges. Nevertheless, Valley’s management and board of directors continue to implement an incremental repayment approach to the Capital Purchase Program funds, rather than a full repayment, adopting a cautious strategy based upon the current economic climate. After the September 2009 repayment, we anticipate that Valley will have adequate cash available for potential future repayments of the remaining $100 million in senior preferred shares.

The preferred stock that Valley will repurchase for $125 million currently has a carrying value of $122 million (net of a $3 million unaccreted discount) on Valley’s statement of financial condition. As a result of the repurchase, Valley will accelerate the accretion of the $3 million discount and record a reduction in retained earnings. Additionally, the reduction will be treated in a manner consistent with that for accrued preferred dividends in reporting net income available for common shareholders in the results of operations for the third quarter of 2009.

In connection with the November 2008 issuance of the preferred stock, Valley issued to the Treasury a warrant to purchase approximately 2.4 million shares at $18.66 per share (adjusted for a 5 percent common stock dividend issued on May 22, 2009). This warrant is still held by the Treasury and remains outstanding at this time.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 199 branches in 135 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

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